EXHIBIT 10



	INDEPENDENT CONTRACTOR AGREEMENT


	This Independent Contractor  Agreement (the
"Agreement") is made effective the 1st day of February, 1999, by and between Resolution Assistance Corporation, a Utah corporation ("RAC") and Martin Macey and Equitable Resolutions Group LLC (hereinafter Martin Macey and Equitable Resolutions Group LLC shall jointly be referred to as "Mr. Macey").

	W I T N E S S E T H

	WHEREAS, Mr. Macey has developed information, materials and products dealing with conflict identification and resolution under the trade name Equitable Resolutions Group LLC;

	WHEREAS, RAC desires to engage Mr. Macey for the purpose of developing and marketing such products for and in behalf of RAC in accordance with the terms and conditions of this Agreement;

	THEREFORE, in consideration of the covenants and promises contained herein and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, RAC and Mr. Macey hereby agree as follows:

	1.	Engagement.  RAC hereby engages Mr. Macey and Mr.
Macey hereby accepts the engagement as an independent contractor of RAC to market and further develop information, materials, products and programs related to conflict identification and resolution as well as other products that the parties agree may be marketable to assist in solving problems and issues arising in the workplace or any other products and programs which may be produced and sold at a profit (the "Products"). The Products shall include all Products developed by Mr. Macey to date as well as Products developed during the term of this Agreement.

	2.	Duties.  Mr. Macey shall diligently market,
promote and further develop the Products during the term of this Agreement and any renewal thereof and personally work full time at such marketing, promoting and developing. Mr. Macey shall conduct his own business and may employ sales representatives, agents or employees for purposes of furthering the development and promotion of the Products. Mr. Macey shall be solely responsible for the control, supervision and direction of its sales representatives, agents or employees, and their compensation, expenses and any other associated costs or liabilities. Mr. Macey is responsible for the declaration and payment of all local, state and federal taxes that may accrue because of compensation received from RAC. It is expressly understood that neither Mr. Macey nor any of his sales representatives, agents or employees is an employee, agent, or partner of RAC.

	3.	Compensation.  Mr. Macey shall receive from RAC
$50,000.00 in connection with entering into this Agreement (the "Initial Payment"). The Initial Payment shall be in part consideration for a one-third ownership interest in the Products which is hereby transferred to RAC by Mr. Macey. This one-third ownership interest in the Products shall survive the termination of this Agreement. After the payment of the Initial Payment, the sale and/or distribution of all Products and the proceeds therefrom shall be aggregated to determine the gross revenue from the Products (the "Gross Revenue"). When calculating Gross Revenue, RAC shall subtract the actual cost of goods (video tapes, audio cassettes and printing costs, etc.) provided at seminars, through the mail, through the Internet and other methods. RAC shall give Mr. Macey two-thirds of the Gross Revenue. Mr. Macey shall be responsible for all costs and taxes incurred incident to the creation and distribution of Product in any capacity as set forth in Section 2 above. Further, any costs, expenses or charges incurred in connection with marketing or promoting Products, including, without limitation, transportation expenses and insurance, shall be the sole responsibility of Mr. Macey.

	4.	Term.  The term of this Agreement shall commence
on the date hereof and shall continue for two years. The term shall renew automatically in increments of 12 months unless either party notifies the other party of its desire to not renew the term. Such notice must be given 90 days prior to the end of the initial two year term or any renewal thereof.

	5.	Assignment.  Neither party may assign its rights
or duties under this Agreement without the consent of the other party.

	6.	Personal Services Agreement.  This Agreement is a
personal services agreement between RAC and Mr. Macey. Mr. Macey shall make available his services under this Agreement. At such time, if ever, as Mr. Macey ceases to personally render the services called for in this Agreement, RAC shall have the option to terminate the Agreement.

	7.	Attorneys' Fees.  In any action or proceeding
brought to enforce this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees and costs, incurred in connection therewith, whether such costs and expenses are incurred with or without suit, or before or after judgment.

	8.	Notice.  Any notice required or permitted to be
given under this Agreement will be sufficient if delivered or mailed by certified mail, with proper postage affixed, to Mr. Macey at 9581 South Hillsborough Heights Road, Sandy, Utah 84092, or if to RAC, to its offices at 870 E. 9400 S., Suite B105, Sandy, Utah 84094, or such other address as either party hereto may hereafter indicate in writing to the other.

	9.	Enforceability.  If any provision herein is found
to be void, voidable or unenforceable, it shall be enforced to the extent allowed by law, and the remaining provisions hereof shall remain in full force and effect.

	5.	Captions.  The captions set forth in this
Agreement are for reference purposes only and are not to be considered to form a part of this Agreement.

	6.	Entire Agreement.  This Agreement sets forth the
entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or among the parties.

	12.	Governing Law.  This Agreement shall be governed
by, and construed in accordance with, the laws the state of Utah without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

				RESOLUTION ASSISTANCE CORPORATION
				a Utah corporation


				/s/C. Brenton Woods
				C. Brenton Woods, President


				EQUITABLE RESOLUTIONS GROUP LLC


				/s/Martin Macey
				Martin Macey, LLC Manager and/or Member


				/s/Martin Macey
				Martin Macey, Individual